EXHIBIT 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY TO SELL IVD®, MEDI-CAL®
AND TECHNI-CAL® PET BRANDS TO ROYAL CANIN

SAN FRANCISCO, CA, February 6, 2004 – Del Monte Foods Company (NYSE: DLM) announced today that its principal operating subsidiary, Del Monte Corporation, and DLM Foods Canada Corp. have entered into an agreement to sell all its rights in the IVD® and Medi-Cal® brands as well as its rights in the Techni-Cal® brand in the United States and Canada, to Royal Canin for $82.5 million.

“These brands should be well-positioned for future growth with Royal Canin,” said Richard G. Wolford, Del Monte chairman and CEO. “They are not, however, a strategic fit with the plans we have defined and are implementing with our core pet portfolio. We expect that our core pet products business will play a key role in Del Monte’s future growth and, to date, we are quite pleased with the progress we are realizing with this business.”

DLM Foods Canada Corp. will manufacture certain products for Royal Canin during a transition period after the sale. Del Monte will also perform certain transition services for Royal Canin during agreed-upon post-closing periods. Under the sale agreement, the IVD brand will be sold to Royal Canin U.S.A. and the Medi-Cal and Techni-Cal brands will be sold to Royal Canin Canada.

These brands are sold primarily in the United States and Canada, and generated approximately $57 million in revenue in fiscal 2003 for Del Monte Foods, but are not expected to be a material contributor to either net income or cash flow in fiscal 2004. Del Monte expects to apply approximately $60 - $65 million of net proceeds, after taxes and other costs related to the sale, to pay down debt outstanding under its senior credit facilities. The transaction, which is not expected to generate a material gain or loss, is expected to be completed upon obtaining regulatory approvals.

Del Monte Foods Company is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in pro forma net sales in fiscal 2003. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, and NawSomes! ®, Del Monte products are found in 9 out of 10 American households.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time such statements are made. The forward-looking statements contained in this press release include statements related to the planned sale of these brand assets, the resulting pay down of debt and our core pet products business. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement including failure to obtain necessary regulatory approvals, other issues affecting the expected closing or consequences of the sale, including indemnification and other ongoing obligations under the sale and ancillary agreements, and other risks and uncertainties described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended April 27, 2003. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Contact:	Melissa Murphy (media)	Melissa Plaisance (analysts)
	412/222-8713	415/247-3245

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